CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement of Fremont Mutual Funds, Inc., on Form N-14 of our report dated December 9, 1998, on our audit of the financial statements and financial highlights of each of the funds constituting Fremont Mutual Funds, Inc., appearing in the October 31, 1998, Annual Report filed with the Securities and Exchange Commission pursuant to section 30(d) of the Investment Company Act of 1940, as amended. We also consent to the references to our firm under the captions "Financial Highlights" and "Experts."


/s/ PricewaterhouseCoopers LLP
---------------------------------
PricewaterhouseCoopers LLP
San Francisco, California
November 2, 1999